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                                                                EXHIBIT 23-4



February 28, 1997



MCN Corporation
500 Griswold
Detroit, Michigan  48226



RE:     MCN Corporation
        1996 Annual Report on Form 10-K




Ladies and Gentlemen:


The firm of Lee Keeling and Associates, Inc., Petroleum Consultants, consents to the use of its name and the information contained in its report dated January 7, 1997, regarding MCN Corporation oil and gas reserve information as of December 31, 1996, in its 1996 Annual Report on Form 10-K.

In addition, Lee Keeling and Associates, Inc. consents to the incorporation by reference of said material in Registration Statement Nos. 333-02105 and 333-02107 on Form S-8, 333-01521, 333-01523 and 33-57115 on Form S-3 and Post
Effective Amendment No. 1 to Registration Statement No. 33-21930-99 on Form S-8 of MCN Corporation.

Lee Keeling and Associates, Inc. has no interest in MCN Corporation or in any affiliated companies or subsidiaries and is not to receive such interest as payment for such reports and has no director, officer, or employee otherwise connected with MCN Corporation. We are not employed by MCN Corporation on a contingent basis.


Very truly yours,





LEE KEELING AND ASSOCIATES, INC.
PETROLEUM CONSULTANTS